ARTICLES OF AMENDMENT
OF
SENTIO HEALTHCARE PROPERTIES, INC.

THIS IS TO CERTIFY THAT:

FIRST:             The charter of Sentio Healthcare Properties, Inc., a Maryland Corporation (the “Corporation”) is hereby amended by deleting existing Section 9.13 thereof in its entirety and substituting in lieu of said Section 9.13 the following new Section 9.13:

“Section 9.13. Limitations on Issuances of Securities. The Corporation may not (a) issue equity securities on a deferred payment basis or other similar arrangement; (b) issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer of the Corporation; (c) issue equity securities that are assessable after receipt by the Corporation of the consideration for which the board authorized their issuance; or (d) issue equity securities redeemable solely at the option of the holder, which restriction has no effect on the Corporation’s ability to implement a share repurchase program. The Corporation may issue shares of Preferred Stock with voting rights. Nothing in this Section 9.13 is intended to prevent the Corporation from issuing equity securities pursuant to a plan whereby the commissions on the sales of such securities are in whole or in part deferred and paid by the purchaser thereof out of future distributions on such securities or otherwise.”

SECOND:        The amendment to the charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

THIRD:           There has been no change in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH:       The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 6th day of August, 2013.

SENTIO HEALTHCARE PROPERTIES, INC.

By:	/s/ John Mark Ramsey
John Mark Ramsey
President and Chief Executive Officer

ATTEST:

	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser
Chief Financial Officer, Treasurer and Secretary